Exhibit 99

Accenture Reports Very Strong Second-Quarter Fiscal 2020 Results

-- Revenues increase 7% in U.S. dollars and 8% in local currency to $11.1 billion --

-- EPS are $1.91, a 10% increase --

-- Operating income increases 7% to $1.49 billion, with operating margin of 13.4%, an expansion of 10 basis points --

-- Record new bookings of $14.2 billion include consulting bookings of $7.2 billion and outsourcing bookings of $7.0 billion --

-- Company declares quarterly cash dividend of $0.80 per share, a 10% increase over the equivalent quarterly rate last year --

-- Accenture updates business outlook for fiscal 2020 to reflect expected impact of coronavirus pandemic --

NEW YORK; Mar. 19, 2020 — Accenture (NYSE: ACN) reported financial results for the second quarter of fiscal 2020, ended Feb. 29, 2020, with revenues of $11.1 billion, an increase of 7% in U.S. dollars and 8% in local currency over the same period last year.

Diluted earnings per share were $1.91, a 10% increase from the second quarter last year.

Operating income was $1.49 billion, a 7% increase over the same period last year, and operating margin was 13.4%, an expansion of 10 basis points.

New bookings for the quarter were $14.2 billion, with consulting bookings of $7.2 billion and outsourcing bookings of $7.0 billion.

Julie Sweet, Accenture’s chief executive officer, said, “The world is now facing a global health crisis and significant disruption in the global economy. I am incredibly proud of how our leadership team and all our people have rallied to ensure the safety and well-being of each other while continuing to serve our clients at this time of great need. We exited the first half of our fiscal year in a clear position of strength — delivering excellent results, gaining significant market share and continuing to successfully execute our growth strategy. As we move forward, we will focus on helping our clients navigate and succeed in this uncertain period and continue to invest in our business and our people for the long term.”

Financial Review

Revenues for the second quarter of fiscal 2020 were $11.14 billion, compared with $10.45 billion for the second quarter of fiscal 2019, an increase of 7% in U.S. dollars and 8% in local currency, at the top end of the company’s guided range of $10.85 billion to $11.15 billion. The foreign-exchange impact for the quarter was approximately negative 1%, consistent with the assumption provided in the company’s first-quarter earnings release.

▪	Consulting revenues for the quarter were $6.17 billion, an increase of 7% in U.S. dollars and 8% in local currency compared with the second quarter of fiscal 2019.

▪	Outsourcing revenues were $4.97 billion, an increase of 6% in U.S. dollars and 8% in local currency compared with the second quarter of fiscal 2019.

Diluted EPS for the quarter were $1.91, compared with $1.73 for the second quarter last year. The $0.18 increase in EPS reflects:

▪	a $0.14 increase from higher revenue and operating results; and

▪	a $0.04 increase from higher non-operating income.

Gross margin (gross profit as a percentage of revenues) for the quarter was 30.2%, compared with 29.2% for the second quarter last year. Selling, general and administrative (SG&A) expenses for the quarter were $1.87 billion, or 16.8% of revenues, compared with $1.67 billion, or 16.0% of revenues, for the second quarter last year.

Operating income for the quarter increased 7%, to $1.49 billion, or 13.4% of revenues, compared with $1.39 billion, or 13.3% of revenues, for the second quarter of fiscal 2019.

The company’s effective tax rate for the quarter was 17.1%, compared with 17.1% for the second quarter last year.

Net income for the quarter was $1.25 billion, a 10% increase from $1.14 billion for the second quarter last year.

Operating cash flow for the quarter was $1.53 billion and property and equipment additions were $165 million. Free cash flow, defined as operating cash flow net of property and equipment additions, was $1.37 billion for the quarter. For the same period last year, operating cash flow was $1.36 billion; property and equipment additions were $140 million; and free cash flow was $1.22 billion.

Days services outstanding, or DSOs, were 39 days at Feb. 29, 2020, compared with 40 days at Aug. 31, 2019 and 40 days at Feb. 28, 2019.

Accenture’s total cash balance at Feb. 29, 2020 was $5.4 billion, compared with $6.1 billion at Aug. 31, 2019.

New Bookings

New bookings for the second quarter were $14.2 billion and reflect a negative 1% foreign-currency impact compared with new bookings in the second quarter last year.

▪	Consulting new bookings were $7.2 billion, or 50% of total new bookings.

▪	Outsourcing new bookings were $7.0 billion, or 50% of total new bookings.

Revenues by Operating Group

Revenues by operating group were as follows:

▪	Communications, Media & Technology: $2.24 billion, compared with $2.15 billion for the second quarter of fiscal 2019, an increase of 4% in U.S. dollars and 5% in local currency.

▪	Financial Services: $2.09 billion, compared with $2.05 billion for the second quarter of fiscal 2019, an increase of 2% in U.S. dollars and 3% in local currency.

▪	Health & Public Service: $1.95 billion, compared with $1.71 billion for the second quarter of fiscal 2019, an increase of 14% in U.S. dollars and 15% in local currency.

▪	Products: $3.16 billion, compared with $2.91 billion for the second quarter of fiscal 2019, an increase of 9% in U.S. dollars and 10% in local currency.

▪	Resources: $1.70 billion, compared with $1.64 billion for the second quarter of fiscal 2019, an increase of 4% in U.S. dollars and 5% in local currency.

Revenues by Geographic Region

Revenues by geographic region were as follows:

▪	North America: $5.26 billion, compared with $4.75 billion for the second quarter of fiscal 2019, an increase of 11% in both U.S. dollars and local currency.

▪	Europe: $3.63 billion, compared with $3.64 billion for the second quarter of fiscal 2019, flat in U.S. dollars and an increase of 2% in local currency.

▪	Growth Markets: $2.26 billion, compared with $2.06 billion for the second quarter of fiscal 2019, an increase of 9% in U.S. dollars and 11% in local currency.

Returning Cash to Shareholders

Accenture continues to return cash to shareholders through cash dividends and share repurchases.

Dividend

As previously disclosed, the company has moved from a semi-annual to a quarterly schedule for dividend payments in fiscal 2020. On Feb. 14, 2020, a quarterly cash dividend of $0.80 per share was paid to shareholders of record at the close of business on Jan. 16, 2020. These cash dividend payments totaled $511 million, bringing dividend payments for the year to date to $1.02 billion.

Accenture plc has declared another quarterly cash dividend of $0.80 per share for shareholders of record at the close of business on Apr. 16, 2020. This dividend is payable on May 15, 2020.

In fiscal 2019, the company paid semi-annual cash dividends of $1.46 per share, equivalent to quarterly payments of $0.73 per share. The quarterly dividend of $0.80 per share this year represents a 10% increase over the equivalent quarterly rate in fiscal 2019.

Share Repurchase Activity

During the second quarter of fiscal 2020, Accenture repurchased or redeemed 4.7 million shares, including 2.7 million shares repurchased in the open market, for a total of $970 million. This brings Accenture’s total share repurchases and redemptions for the first half of fiscal 2020 to 8.5 million shares, including 6.0 million shares repurchased in the open market, for a total of $1.70 billion.

Accenture’s total remaining share repurchase authority at Feb. 29, 2020 was approximately $2.5 billion.

At Feb. 29, 2020, Accenture had approximately 637 million total shares outstanding.

Business Outlook

The coronavirus (COVID-19) crisis is rapidly evolving and has created a significant amount of uncertainty. Accenture’s third-quarter and full-year 2020 business outlook reflects its assumptions, as of today, regarding the potential effect of the coronavirus pandemic. The extent to which this impacts Accenture’s business, operations, and financial results, including the duration and magnitude of such impact, will depend on numerous factors that the company may not be able to accurately predict, including those discussed in the Risk Factors set forth in Accenture’s Annual Report on Form 10-K and second quarter Form 10-Q filings with the U.S. Securities and Exchange Commission.

Third Quarter Fiscal 2020

Accenture expects revenues for the third quarter of fiscal 2020 to be in the range of $10.75 billion to $11.15 billion, or negative 2% to positive 2% growth in local currency, reflecting the company’s assumption of a negative 1.5% foreign-exchange impact compared with the third quarter of fiscal 2019.

Fiscal Year 2020

Accenture’s business outlook for the full 2020 fiscal year now assumes that the foreign-exchange impact on its results in U.S. dollars will be negative 1.5% compared with fiscal 2019. The company previously had assumed a negative 1% foreign-exchange impact.

For fiscal 2020, the company now expects revenue growth to be in the range of 3% to 6% in local currency, compared with 6% to 8% previously.

Accenture now expects operating margin for the full fiscal year to be in the range of 14.7% to 14.8%, an expansion of 10 to 20 basis points from fiscal 2019. The company previously expected operating margin to expand 10 to 30 basis points.

The company continues to expect its annual effective tax rate to be in the range of 23.5% to 25.5%.

The company now expects diluted EPS to be in the range of $7.48 to $7.70, compared with $7.66 to $7.84 previously.

For fiscal 2020, the company now expects operating cash flow to be in the range of $6.15 billion to $6.65 billion, compared with $6.35 billion to $6.75 billion previously; continues to expect property and equipment additions to be $650 million; and now expects free cash flow to be in the range of $5.5 billion to $6.0 billion, compared with $5.7 billion to $6.1 billion previously.

Conference Call and Webcast Details

Accenture will host a conference call at 8:00 a.m. EDT today to discuss its first-quarter financial results. To participate, please dial +1 (877) 692-8955 [+1 (234) 720-6979 outside the United States, Puerto Rico and Canada] and enter access code 2140478 approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accenture Web site at www.accenture.com.

A replay of the conference call will be available online at www.accenture.com beginning at 10:30 a.m. EDT today, Mar. 19, and continuing until Thursday, June 25, 2020. The replay will also be available via telephone by dialing +1 (866) 207-1041 [+1 (402) 970-0847 outside the United States, Puerto Rico and Canada] and entering access code 2467991 from 10:30 a.m. EDT today, Mar. 19, through Thursday, June 25, 2020.

About Accenture

Accenture is a leading global professional services company, providing a broad range of services in strategy and consulting, interactive, technology and operations, with digital capabilities across all of these services. We combine unmatched experience and specialized capabilities across more than 40 industries — powered by the world’s largest network of Advanced Technology and Intelligent Operations centers. With 509,000 people serving clients in more than 120 countries, Accenture brings continuous innovation to help clients improve their performance and create lasting value across their enterprises. Visit us at www.accenture.com.

Non-GAAP Financial Information

This news release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to Accenture’s financial statements as prepared under generally accepted accounting principles (GAAP) are included in this press release. Financial results “in local currency” are calculated by restating current-period activity into U.S. dollars using the comparable prior-year period’s foreign-currency exchange rates. Accenture’s management believes providing investors with this information gives additional insights into Accenture’s results of operations. While Accenture’s management believes that the non-GAAP financial measures herein are useful in evaluating Accenture’s operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP. Accenture provides full-year revenue guidance on a local-currency basis and not in U.S. dollars because the impact of foreign exchange rate fluctuations could vary significantly from the company’s stated assumptions.

Forward-Looking Statements

Except for the historical information and discussions contained herein, statements in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “positioned,” “outlook” and similar expressions are used to identify these forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied. For a discussion of risks and actions taken in response to the coronavirus (COVID-19) pandemic, see “Our results of operations have been adversely affected and could in the future be materially adversely impacted by the coronavirus pandemic (COVID-19)” under Item 1A, “Risk Factors” in Accenture plc’s Quarterly Report on Form 10-Q for the quarterly period ended February 29, 2020. Many of the following risks, uncertainties and other factors identified below are, and will be, amplified by the coronavirus pandemic (COVID-19). These risks include, without limitation, risks that: Accenture’s results of operations have been adversely affected and could in the future be materially adversely impacted by the coronavirus pandemic (COVID-19); Accenture’s results of operations could be adversely affected by volatile, negative or uncertain economic and political conditions and the effects of these conditions on the company’s clients’

businesses and levels of business activity; Accenture’s business depends on generating and maintaining ongoing, profitable client demand for the company’s services and solutions including through the adaptation and expansion of its services and solutions in response to ongoing changes in technology and offerings, and a significant reduction in such demand or an inability to respond to the evolving technological environment could materially affect the company’s results of operations; if Accenture is unable to keep its supply of skills and resources in balance with client demand around the world and attract and retain professionals with strong leadership skills, the company’s business, the utilization rate of the company’s professionals and the company’s results of operations may be materially adversely affected; Accenture could face legal, reputational and financial risks if the company fails to protect client and/or company data from security breaches or cyberattacks; the markets in which Accenture operates are highly competitive, and Accenture might not be able to compete effectively; changes in Accenture’s level of taxes, as well as audits, investigations and tax proceedings, or changes in tax laws or in their interpretation or enforcement, could have a material adverse effect on the company’s effective tax rate, results of operations, cash flows and financial condition; Accenture’s profitability could materially suffer if the company is unable to obtain favorable pricing for its services and solutions, if the company is unable to remain competitive, if its cost-management strategies are unsuccessful or if it experiences delivery inefficiencies; Accenture’s results of operations could be materially adversely affected by fluctuations in foreign currency exchange rates; as a result of Accenture’s geographically diverse operations and its growth strategy to continue to expand in its key markets around the world, the company is more susceptible to certain risks; Accenture’s business could be materially adversely affected if the company incurs legal liability; Accenture’s work with government clients exposes the company to additional risks inherent in the government contracting environment; if Accenture is unable to manage the organizational challenges associated with its size, the company might be unable to achieve its business objectives; Accenture’s ability to attract and retain business and employees may depend on its reputation in the marketplace; if Accenture does not successfully manage and develop its relationships with key alliance partners or fails to anticipate and establish new alliances in new technologies, the company’s results of operations could be adversely affected; Accenture might not be successful at acquiring, investing in or integrating businesses, entering into joint ventures or divesting businesses; if Accenture is unable to protect or enforce its intellectual property rights or if Accenture’s services or solutions infringe upon the intellectual property rights of others or the company loses its ability to utilize the intellectual property of others, its business could be adversely affected; Accenture’s results of operations and share price could be adversely affected if it is unable to maintain effective internal controls; changes to accounting standards or in the estimates and assumptions Accenture makes in connection with the preparation of its consolidated financial statements could adversely affect its financial results; many of Accenture’s contracts include fees subject to the attainment of targets or specific service levels, which could increase the variability of the company’s revenues and impact its margins; Accenture might be unable to access additional capital on favorable terms or at all and if the company raises equity capital, it may dilute its shareholders’ ownership interest in the company; Accenture may be subject to criticism and negative publicity related to its incorporation in Ireland; as well as the risks, uncertainties and other factors discussed under the “Risk Factors” heading in Accenture plc’s most recent annual report on Form 10-K and other documents filed with or furnished to the Securities and Exchange Commission. Statements in this news release speak only as of the date they were made, and Accenture undertakes no duty to update any forward-looking statements made in this news release or to conform such statements to actual results or changes in Accenture’s expectations.

###

Contacts:

Stacey Jones
Accenture Media Relations
+1 (917) 452-6561
stacey.jones@accenture.com

Angie Park
Accenture Investor Relations
+1 (703) 947-2401
angie.park@accenture.com

ACCENTURE PLC
CONSOLIDATED INCOME STATEMENTS
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended				Six Months Ended
	February 29, 2020	% of Revenues	February 28, 2019	% of Revenues	February 29, 2020	% of Revenues	February 28, 2019	% of Revenues
REVENUES:
Revenues	$11,141,505	100.0%	$10,454,129	100.0%	$22,500,463	100.0%	$21,059,675	100.0%
OPERATING EXPENSES:
Cost of services	7,782,334	69.8%	7,399,780	70.8%	15,493,533	68.9%	14,707,901	69.8%
Sales and marketing	1,162,653	10.4%	1,020,036	9.8%	2,353,776	10.5%	2,090,052	9.9%
General and administrative costs	707,573	6.4%	647,687	6.2%	1,396,946	6.2%	1,246,084	5.9%
Total operating expenses	9,652,560		9,067,503		19,244,255		18,044,037
OPERATING INCOME	1,488,945	13.4%	1,386,626	13.3%	3,256,208	14.5%	3,015,638	14.3%
Interest income	21,386		19,081		48,805		38,712
Interest expense	(8,567)		(5,619)		(14,041)		(10,124)
Other income (expense), net	7,792		(23,834)		19,231		(57,488)
INCOME BEFORE INCOME TAXES	1,509,556	13.5%	1,376,254	13.2%	3,310,203	14.7%	2,986,738	14.2%
Income tax expense	257,474		235,534		682,953		554,694
NET INCOME	1,252,082	11.2%	1,140,720	10.9%	2,627,250	11.7%	2,432,044	11.5%
Net income attributable to noncontrolling interest in Accenture Canada Holdings Inc.	(1,532)		(1,649)		(3,273)		(3,537)
Net income attributable to noncontrolling interests – other (1)	(15,810)		(14,622)		(32,269)		(29,338)
NET INCOME ATTRIBUTABLE TO ACCENTURE PLC	$1,234,740	11.1%	$1,124,449	10.8%	$2,591,708	11.5%	$2,399,169	11.4%
CALCULATION OF EARNINGS PER SHARE:
Net income attributable to Accenture plc	$1,234,740		$1,124,449		$2,591,708		$2,399,169
Net income attributable to noncontrolling interest in Accenture Canada Holdings Inc. (2)	1,532		1,649		3,273		3,537
Net income for diluted earnings per share calculation	$1,236,272		$1,126,098		$2,594,981		$2,402,706
EARNINGS PER SHARE:
-Basic	$1.94		$1.76		$4.07		$3.76
-Diluted	$1.91		$1.73		$4.00		$3.69
WEIGHTED AVERAGE SHARES:
-Basic	637,485,626		638,639,729		636,594,169		638,750,881
-Diluted	648,833,880		649,170,699		649,210,807		650,732,700
Cash dividends per share	$0.80		$—		$1.60		$1.46
_________

(1)	Comprised primarily of noncontrolling interest attributable to the noncontrolling shareholders of Avanade, Inc.

(2)
Diluted earnings per share assumes the exchange of all Accenture Canada Holdings Inc. exchangeable shares for Accenture plc Class A ordinary shares on a one-for-one basis. The income effect does not take into account “Net income attributable to noncontrolling interests — other,” since those shares are not redeemable or exchangeable for Accenture plc Class A ordinary shares.

ACCENTURE PLC
SUMMARY OF REVENUES
(In thousands of U.S. dollars)
(Unaudited)

			Percent Increase U.S. Dollars	Percent Increase Local Currency
	Three Months Ended
	February 29, 2020	February 28, 2019 (2)
OPERATING GROUPS (1)
Communications, Media & Technology	$2,239,368	$2,145,607	4%	5%
Financial Services	2,086,448	2,052,720	2	3
Health & Public Service	1,947,982	1,709,099	14	15
Products	3,161,376	2,906,851	9	10
Resources	1,701,311	1,640,627	4	5
Other	5,020	(775)	n/m	n/m
Total	$11,141,505	$10,454,129	7%	8%
GEOGRAPHIC REGIONS (1)
North America	$5,257,431	$4,753,796	11%	11%
Europe	3,628,625	3,638,332	—	2
Growth Markets	2,255,449	2,062,001	9	11
Total	$11,141,505	$10,454,129	7%	8%
TYPE OF WORK
Consulting	$6,171,303	$5,786,965	7%	8%
Outsourcing	4,970,202	4,667,164	6	8
Total	$11,141,505	$10,454,129	7%	8%

			Percent Increase U.S. Dollars	Percent Increase Local Currency
	Six Months Ended
	February 29, 2020	February 28, 2019 (2)
OPERATING GROUPS (1)
Communications, Media & Technology	$4,484,816	$4,280,183	5%	6%
Financial Services	4,276,361	4,172,882	2	4
Health & Public Service	3,916,819	3,463,589	13	14
Products	6,378,081	5,835,361	9	11
Resources	3,434,844	3,292,166	4	6
Other	9,542	15,494	n/m	n/m
Total	$22,500,463	$21,059,675	7%	8%
GEOGRAPHIC REGIONS (1)
North America	$10,545,243	$9,610,098	10%	10%
Europe	7,418,282	7,352,164	1	4
Growth Markets	4,536,938	4,097,413	11	12
Total	$22,500,463	$21,059,675	7%	8%
TYPE OF WORK
Consulting	$12,548,554	$11,754,337	7%	8%
Outsourcing	9,951,909	9,305,338	7	9
Total	$22,500,463	$21,059,675	7%	8%
_________

(1)
As announced on January 13, 2020, effective March 1, we began managing our business under a new growth model through our three geographic regions, which will become our reportable segments in the third quarter of fiscal 2020.

(2)
Effective September 1, 2019 we revised the reporting of our geographic regions for the movement of one country from Growth Markets to Europe. Prior period amounts have been reclassified to conform with the current period presentation.

ACCENTURE PLC
OPERATING INCOME BY OPERATING GROUP
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended
	February 29, 2020		February 28, 2019
	Operating Income	Operating Margin	Operating Income	Operating Margin	Increase (Decrease)
OPERATING GROUPS (1)
Communications, Media & Technology	$375,375	17%	$368,338	17%	$7,037
Financial Services	230,100	11	269,214	13	(39,114)
Health & Public Service	200,633	10	145,649	9	54,984
Products	414,047	13	375,179	13	38,868
Resources	268,790	16	228,246	14	40,544
Total	$1,488,945	13.4%	$1,386,626	13.3%	$102,319

	Six Months Ended
	February 29, 2020		February 28, 2019
	Operating Income	Operating Margin	Operating Income	Operating Margin	Increase (Decrease)
OPERATING GROUPS (1)
Communications, Media & Technology	$766,532	17%	$755,359	18%	$11,173
Financial Services	546,332	13	630,062	15	(83,730)
Health & Public Service	452,625	12	343,085	10	109,540
Products	936,025	15	812,763	14	123,262
Resources	554,694	16	474,369	14	80,325
Total	$3,256,208	14.5%	$3,015,638	14.3%	$240,570
_________

(1)
As announced on January 13, 2020, effective March 1, we began managing our business under a new growth model through our three geographic regions, which will become our reportable segments in the third quarter of fiscal 2020. As a result of these changes, Accenture will begin reporting Operating income by geographic region, rather than operating group, in the third quarter of fiscal 2020.

ACCENTURE PLC
CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars)

	February 29, 2020	August 31, 2019
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,436,456	$6,126,853
Short-term investments	3,643	3,313
Receivables and contract assets	8,517,949	8,095,071
Other current assets	1,447,245	1,225,364
Total current assets	15,405,293	15,450,601
NON-CURRENT ASSETS:
Contract assets	56,503	71,002
Investments	284,261	240,313
Property and equipment, net	1,425,432	1,391,166
Lease assets	3,181,659	—
Goodwill	6,698,690	6,205,550
Other non-current assets	6,451,592	6,431,248
Total non-current assets	18,098,137	14,339,279
TOTAL ASSETS	$33,503,430	$29,789,880
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt and bank borrowings	$6,697	$6,411
Accounts payable	1,526,135	1,646,641
Deferred revenues	3,594,142	3,188,835
Accrued payroll and related benefits	4,101,115	4,890,542
Lease liabilities	737,781	—
Other accrued liabilities	1,211,705	1,329,467
Total current liabilities	11,177,575	11,061,896
NON-CURRENT LIABILITIES:
Long-term debt	13,183	16,247
Lease liabilities	2,652,548	—
Other non-current liabilities	3,739,318	3,884,046
Total non-current liabilities	6,405,049	3,900,293
TOTAL ACCENTURE PLC SHAREHOLDERS’ EQUITY	15,474,589	14,409,008
NONCONTROLLING INTERESTS	446,217	418,683
TOTAL SHAREHOLDERS’ EQUITY	15,920,806	14,827,691
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$33,503,430	$29,789,880

ACCENTURE PLC
CONSOLIDATED CASH FLOWS STATEMENTS
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended		Six Months Ended
	February 29, 2020	February 28, 2019	February 29, 2020	February 28, 2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,252,082	$1,140,720	$2,627,250	$2,432,044
Depreciation, amortization and other	442,116	219,598	841,574	431,283
Share-based compensation expense	372,305	346,762	647,234	593,278
Change in assets and liabilities/other, net	(535,862)	(347,430)	(1,798,506)	(1,069,447)
Net cash provided by (used in) operating activities	1,530,641	1,359,650	2,317,552	2,387,158
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(165,370)	(139,797)	(260,433)	(217,488)
Purchases of businesses and investments, net of cash acquired	(474,456)	(314,665)	(584,304)	(515,082)
Proceeds from the sale of businesses and investments	40,000	1,368	79,200	1,809
Other investing, net	2,537	1,419	2,355	6,218
Net cash provided by (used in) investing activities	(597,289)	(451,675)	(763,182)	(724,543)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of ordinary shares	200,000	180,095	500,400	446,277
Purchases of shares	(970,056)	(1,007,807)	(1,699,267)	(1,796,134)
Cash dividends paid	(511,238)	—	(1,019,619)	(932,838)
Other financing, net	(7,982)	(4,211)	(19,014)	(11,396)
Net cash provided by (used in) financing activities	(1,289,276)	(831,923)	(2,237,500)	(2,294,091)
Effect of exchange rate changes on cash and cash equivalents	(18,157)	25,047	(7,267)	35,005
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(374,081)	101,099	(690,397)	(596,471)
CASH AND CASH EQUIVALENTS, beginning of period	5,810,537	4,363,790	6,126,853	5,061,360
CASH AND CASH EQUIVALENTS, end of period	$5,436,456	$4,464,889	$5,436,456	$4,464,889